Exhibit 99.1

CTG Expands Leadership Team with Addition of

Robert Barras as Vice President, Healthcare Sales

Veteran CTG Executive Returns to Lead North American Healthcare Sales Team

BUFFALO, N.Y., October 2, 2017 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, announced today that Robert Barras has joined the Company as Vice President, Sales, for the Company’s North American healthcare line of business.

“Rob’s 25 years of experience in the healthcare information technology field, including his previous healthcare leadership service at CTG, and his ability to build both strong client relationships and high-performing sales teams will be key to growing CTG’s client base while continuing to strengthen our sales function,” said Bud Crumlish, CTG’s President and Chief Executive Officer.

Mr. Crumlish further commented, “As a member of the executive team, Rob’s addition is a critical step in positioning CTG to continue to meet the evolving needs of our healthcare provider and payer clients and to achieving the Company’s growth objectives. This year we are focused on expanding our sales force across the organization, which includes our continued search for an executive sales leader as well as the essential role that Rob will fulfill on both our sales and executive leadership teams. Personally, I’m excited by the opportunity to work closely again with Rob and to have him back at CTG.”

Barras, a veteran CTG team member, is a successful healthcare executive and accomplished sales leader with strong industry relationships and a deep understanding of the issues facing healthcare today. Over the course of his career, he has served in consulting, practice director, account management, and business development roles. As a former sales leader at CTG, Barras successfully negotiated many of CTG’s largest contracts. In the last year, he has worked closely with healthcare leaders from across the country allowing him to sharpen his strategic focus for the future of healthcare.

In his new role as Vice President, he will have executive responsibility for healthcare sales strategy and execution in North America, lead the expansion and maturation of the Company’s healthcare sales teams and territories nationwide, and work closely with a team of client partners to continue to develop collaborative provider and payer relationships across the industry. In this capacity, Barras will play a key role in developing offerings that respond to market demand and help healthcare clients strategically address their business challenges with innovative IT solutions and services.

“This is a critical time in the North American healthcare market and I believe that CTG is well positioned to meet the evolving needs of our clients. I am honored to have the opportunity to work again with this dynamic executive leadership team and strong healthcare teams to help solve our clients’ most pressing business issues. More importantly I am excited to again be a part of CTG’s more than 50-year reliability promise to our clients.”

Barras first joined CTG in 2009 as a Client Partner and his role in the Company progressed to Managing Director and then Vice President. Most recently, he was an executive with The Advisory Board in a National Sales capacity. Barras also held sales leadership positions at IBM/HealthLink, Lawson, and CSC.

About CTG:

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Contact:

Investors: John Laubacker

Chief Financial Officer

john.laubacker@ctg.com

(716) 887-7368

Media: Amanda LeBlanc

Vice President, Marketing

amanda.leblanc@ctg.com

(225) 772-8865